EXHIBIT 99.1

To:	Directors and Executive Officers of Levitt Corporation
From:	Alan B. Levan, Chairman and Chief Executive Officer
Date:	December 29, 2005
Re:	Notice of Early Termination of Blackout Period under 401(k) Plan

     As you know, we instituted a blackout period with respect to the Levitt Corporation Security Plus Plan (the “401(k) Plan”) in connection with the transition of accounts and records to ING, the Plan’s new investment and service provider. The blackout period commenced on November 16, 2005 and was expected to end on January 6, 2006. As I previously advised you, during the blackout period under the 401(k) Plan you were generally prohibited under the Sarbanes-Oxley Act of 2002 and applicable SEC regulations from effecting transactions in shares of the Company’s Class A Common Stock that you received in connection with your service or employment as a director or executive officer.
     ING has notified the Company that the transition was completed sooner than expected and, as such, the blackout period has been terminated. Accordingly, the restrictions regarding your ability to effect transactions in shares of the Company’s Class A Common Stock as a result of the 401(k) Plan blackout period are likewise terminated effective as of the date of this notice.
     However, while the 401(k) Plan blackout period has terminated, please remember that under our Insider Trading Policy you are currently prohibited from effecting transactions in the Company’s securities since the trading window has closed with the approaching close of the fourth quarter.
     Any inquiries with respect to this notice should be directed to:
Claudia Haines, General Counsel
Levitt Corporation
2100 West Cypress Creek Road
Fort Lauderdale, Florida 33309
954-940-4971